ABERDEEN GLOBAL INCOME FUND, INC.

CERTIFICATE OF NOTICE

FIRST:  Aberdeen Global Income Fund, Inc., a Maryland corporation (the “Corporation”), certifies that:

SECOND:  There has been a change to facts ascertainable outside of the charter (the “Charter”) of the Corporation within the meaning of Section 2-105(b) of the Maryland General Corporation Law (the “MGCL”) relating to the Auction Market Preferred Stock (“AMPS”).

THIRD:  The change to the facts ascertainable outside of the Charter is as set forth below:

1.

On September 12, 2006, in light of written confirmation from Standard & Poor’s (“S&P”) that the percentage of the discounted value of Eligible Portfolio Property (as defined in the Charter) that could be made up of Asian Yankee Bonds (as defined in the Charter) and Commonwealth Yankee Bonds (as defined in the Charter) rated below investment grade could be increased from 10% to 25%, the Board of Directors of the Corporation determined, in accordance with its powers under Article XII, Section 1(b) of the Charter, that it is in the best interests of the Corporation to modify the definitions contained in Article XII, Section 1(a) of the Charter to reflect the new limit allowed by S&P.  Accordingly, the terms listed below shall now be deemed to have the definitions set forth below in their entirety:

“Asian Yankee Bonds” means, in the case of Moody’s, Yankee Bonds that are issued by companies from China, Hong Kong, India, Indonesia, Korea, Malaysia, Thailand and The Philippines and such other countries as are approved in writing by Moody’s from time to time, and, in the case of S&P, Yankee Bonds that are (i) issued by issuers from China, Hong Kong, India, Indonesia, Korea, Malaysia, Thailand and The Philippines and such other countries as are approved in writing by S&P from time to time, and (ii) are subject to the following ratings limitations (which are cumulative):

Rating	% of total Discounted Value of Eligible Portfolio Property allowed at each ratings level
Aa3/AA– or better	100%
Below Aa3/AA–	50%
Below A3/A–	25%

“Commonwealth Yankee Bonds” means, in the case of Moody’s, Yankee Bonds that are issued by companies from Australia, Canada, New Zealand and the United Kingdom and such other countries as are approved in writing by Moody’s from time to time, and, in the case of S&P, Yankee Bonds that are (i) issued by issuers from Australia, Canada, New Zealand and the United Kingdom and such other countries as are approved in writing by S&P from time to time, and (ii) are subject to the following ratings limitations (which are cumulative):

Rating	% of total Discounted Value of Eligible Portfolio Property allowed at each ratings level
Aa3/AA– or better	100%
Below Aa3/AA–	50%
Below A3/A–	25%

2.

On September 12, 2006, in light of correspondence from Moody’s Investors Service (“Moody’s”) requiring that the Discount Factor (as defined in the Charter) to be applied to AMPS Interest Rate Swaps (as defined in the Charter) be changed to clarify that the applicable discount factor should vary depending on the credit rating of the counterparty and the remaining term to maturity of the AMPS Interest Rate Swap, the Board of Directors of the Corporation determined, in accordance with its powers under Article Sixth, Section 1(b) of the Charter, that it is in the best interests of the Corporation to modify the definition of “Discount Factor” to reflect the discount factor supplied by Moody’s.  Accordingly, the following row (and related footnote) shall now be deemed to be included in the definition of “Discount Factor:”

AMPS Interest Rate Swaps:
<= 100% liquidation value of outstanding AMPS	<= 5 years	(13)	1.0526(14)

(13)

With respect to Moody’s, the discount factors below will be applied based on the current rating of the Eligible AMPS Interest Rate Swap Counterparty and the remaining term of the AMPS Interest Rate Swap, in each case to the extent the AMPS Interest Rate Swap is “in the money” based on the then-current marked to market valuation of the AMPS Interest Rate Swap provided by the Eligible AMPS Interest Rate Swap Counterparty.

Term to Maturity	Aaa	Aa	A
1 year or less	1.09	1.12	1.15
1-2 years	1.15	1.18	1.22
2-3 years	1.20	1.23	1.27
3-4 years	1.26	1.29	1.33
4-5 years	1.32	1.35	1.39

To the extent that the AMPS Interest Rate Swap is “out of the money,” 100% of the Market Value of the AMPS Interest Rate Swap will be deemed a current liability of the Corporation for purposes of calculating the AMPS Basic Maintenance Amount and will not be included in Eligible Portfolio Property.   If the AMPS Interest Rate Swap pays interest in other than U.S. dollars the applicable Moody’s currency conversion rate must also be applied.

All references to the defined term identified above in the Charter will henceforth be interpreted in accordance with this Board determination.  The terms of the AMPS and the rights of the beneficial owners of the AMPS are not changed by this Certificate of Notice.

FOURTH:

This Certificate of Notice is being filed at the election of the Corporation pursuant to Section 1-207.1 of the MGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be executed in its name and on its behalf by its President and attested by its Secretary and Assistant Treasurer this ____ day of September, 2006.

ATTEST:	ABERDEEN GLOBAL INCOME FUND, INC.

By:
Alan Goodson	Martin Gilbert
Secretary and Assistant Treasurer	President

12866765.2.BUSINESS